As filed with the Securities and Exchange Commission on October 8, 2002
Registration No. 333-99809

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8731	05-0491841
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
321 South Main Street
Suite 102
Providence, RI 02903
(401) 274-4700
(Address and telephone number of principal executive offices and principal place of business)

Dr. Nabil M. Lawandy
President and Chief Executive Officer
Spectra Systems Corporation
321 South Main Street
Suite 102
Providence, RI 02903
(401) 274-4700
(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Michael A. Hickey, Esq. Kirkpatrick & Lockhart LLP 75 State Street Boston, MA 02109	Stuart M. Cable, P.C. Goodwin Procter LLP 53 State Street Boston, MA 02109

Approximate date of commencement of proposed sale to the public:
    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share			$$60,000,000	$5,520	(3)

(1)	Includes shares of Common Stock which may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3)	This amount has previously been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

Amount*
Securities and Exchange Commission Filing Fee	$5,520
NASD Filing Fee
Nasdaq National Market Listing Fee
Accounting Fees and Expenses
Blue Sky Fees and Expenses
Legal Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
Printing Expenses
Director’s and Officer’s Insurance
Miscellaneous Expenses

*	All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to officers, director and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and By-laws provide that we shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We intend to maintain director and officer liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreement to be entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement, which is Exhibit 1.1 to this registration statement, provides for indemnification by our underwriters and their officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Since September 1, 1999, the Registrant has issued the following unregistered securities:

•
On December 17, 1999, the Registrant granted an option to one director to purchase an aggregate of 750,000 shares of the Registrant’s common stock, with an exercise price of $0.50 per share. The Registrant believes that this issuance was exempt from registration pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended (“Rule 506”).

•
On February 11, 2000, the Registrant issued 162,400 shares of its Series D Preferred Stock and a total of 682,080 warrants to purchase shares of the Registrant’s common stock to 5 accredited purchasers. The warrants have an exercise price of $2.50 per share. The shares and warrants were sold as units, with a purchase price of $5.00 per unit. These offers and sales were made pursuant to Rule 506.

•
On November 11, 2000, the Registrant issued 50,000 shares of Series D Preferred Stock to 1 accredited purchaser in consideration for product development services. This offer and sale was made pursuant to Rule 506.

•
On November 11, 2000, the Registrant issued 20,000 shares of Series D Preferred Stock to 1 purchaser in consideration for licensing fees. This sale was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Section 4(2)”).

•
On September 1, 2000, the Registrant issued a total of 560,000 shares of its Series D Preferred Stock and a total of 1,120,000 warrants to purchase shares of its common stock to three accredited entities. The warrants have an exercise price of $5.00 per share. The shares and warrants were sold as units, with a purchase price of $5.00 per unit. These offers and sales were made pursuant to Rule 506 and Regulation S promulgated under the Securities Act of 1933, as amended (“Regulation S”).

•
On September 1, 2000, and May 11, 2001, the Registrant issued warrants to purchase an aggregate of 9,500 shares of the Registrant’s common stock, with an exercise price of $5.00 per share to 4 accredited purchasers, pursuant to Rule 506.

•
On May 14, 2001, the Registrant issued 50,000 shares of its Series D Preferred Stock and warrants to purchase 100,000 shares of common stock to one accredited entity. The warrants have an exercise price of $5.00 per share. The shares and warrants were sold as units, with a purchase price of $5.00 per unit. These offers and sales were made pursuant to Rule 506.

•
On June 12, 2001, the Registrant issued 43,600 shares of its Series D Preferred Stock to 8 accredited purchasers. The purchase price was $5.00 per share. These offers and sales were made pursuant to Rule 506.

•
On July 1, 2001, the Registrant issued 580,300 shares of its Series D Preferred Stock and warrants to purchase 1,391,099 shares of its common stock to 21 accredited purchasers. The warrants have an exercise price of $5.00 per share. The shares and warrants were sold as units, with a purchase price of $5.00 per unit. These offers and sales were made pursuant to Rule 506.

•
On April 15, 2002, the Registrant issued 5,050 shares of its Common Stock to 1 purchaser as payment under the terms of a certain license agreement. This offer and sale was exempt from registration pursuant to Section 4(2).

•
From 1997 to the February 6, 2002, the Registrant has granted options to purchase a total of 1,380,151 shares of its common stock pursuant to its Amended and Restated 1997 Stock Option Plan at a weighted average exercise price of $1.60 per share. The Registrant believes these grants are exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended (hereafter, “Rule 701”).

•
From February 6, 2002 to the present, the Registrant has granted options to purchase a total of 204,300 shares of its common stock pursuant to its 2002 Stock Plan, at a weighted average exercise price of $5.75 per share. The Registrant believes these grants are exempt from registration pursuant to Rule 701.

•
From May 1, 1999 to the present, the Registrant has issued a total of 228,084 shares of its common stock to 14 employees and consultants pursuant to the exercise of options granted under the Amended and Restated 1997 Stock Option Plan or otherwise. The Registrant believes these grants are exempt from registration pursuant to Rule 701.

•	In July 2002, the Registrant issued 176,911 shares of its Series E Preferred Stock to 11 accredited purchasers. These offers and sales were made pursuant to Rule 506.

•	Also in July 2002, the Registrant issued a warrant to purchase 300,000 shares of Common Stock to 1 accredited investor. That issuance was made pursuant to Rule 506.

•	In September 2002, the Registrant issued 10,000 shares of Series E Preferred Stock to one accredited investor. This offer and sale was made pursuant to Rule 506.

The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant and, in the case of offerings under Rule 506, represented that they were accredited investors. Issuances exempt from registration under Rule 701 promulgated under the Securities Act represent transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement.

2.1
Asset Purchase and Sale Agreement, dated as of January 24, 2002, by and among Spectra Systems Corporation, Hunter Acquisition Corporation, Hunter Associates Laboratory, Inc., and Philip S. Hunter, Paul Hunter, Steven Hunter and Deborah Hunter.

2.2
Amendment to Asset Purchase Agreement, dated as of June 18, 2002, by and among Spectra Systems Corporation, Hunter Acquisition Corporation, Hunter Associates Laboratory, Inc., and Philip S. Hunter, Paul Hunter, Steven Hunter and Deborah Hunter.

3.1	Amended and Restated Certificate of Incorporation of Spectra Systems Corporation.

3.2	Amended and Restated By-laws of Spectra Systems Corporation.

4.1
Fourth Amended and Restated Registration Rights Agreement, dated as of September 1, 2000, by and among Spectra Systems Corporation and the holders of the Company’s Common Stock, the holders of the Company’s Series A Convertible Preferred Stock, the holders of the Company’s Series B Convertible Common Stock, the holders of the Company’s Series C Convertible Preferred Common Stock, and the holders of the Company’s Series D Convertible Preferred Stock, as amended.

4.2*	Registration Rights Agreement, dated [ ] , 2002 by and between Spectra Systems Corporation and Hunter Associates Laboratory, Inc.

4.3	2002 Stock Plan of Spectra Systems Corporation.

4.4	2002 Non-Employee Director Stock Option Policy of Spectra Systems Corporation.

4.5*	Specimen of Stock Certificate representing Spectra Systems Corporation’s common stock, par value $0.01.

4.6	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Settlement Warrant).

4.7	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Series B Financing Warrant).

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

4.8	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (SpectraDisc Financing Warrant).

4.9	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Second Series D Preferred Stock Financing Warrant).

4.10	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Third Series D Preferred Stock Financing Warrant).

4.11	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Fifth Series D Preferred Stock Financing Warrant).

4.12	Registration Rights Agreement, dated as of July 15, 2002, by and among Spectra Systems Corporation and the holders of the Company’s Series E Redeemable Convertible Preferred Stock.

4.13	Form of Common Stock Purchase Warrant (Series E Warrant).

5.1*	Opinion of Kirkpatrick & Lockhart LLP.

10.1	Revised and Restated Employment Agreement, made as of December 17, 1999, by and between Spectra Systems Corporation and Nabil Lawandy.

10.2	Amended and Restated Research Agreement, dated March 15, 2001, by and between Spectra Systems Corporation and SpectraDisc Corporation.

10.3	Real Estate Lease for property in Providence, dated August 1999, by and between Spectra Systems Corporation and Complete Business Solutions, Inc.

10.4	Real Estate Lease for property in East Providence, dated February 28, 1997, as amended October 15, 1997 and July 27, 2000, by and between Spectra Systems Corporation and Westminster Park Partners.

10.5	Phosphor Supply Agreement, dated January 1, 1999, by and between Spectra Systems Corporation and Technical Graphics, Inc.

10.6†	Development and Sales Agreement, dated November 1999, by and between Spectra Systems Corporation and Comtec Information Systems, now known as Zebra Technologies Corporation.

10.7†	ELF Supply Agreement, dated January 1, 2001, by and between Spectra Systems Corporation and Albany International Research Co.

10.8†	License Agreement, dated as of November 7, 1997, by and between Spectra Systems Corporation and Albany International Research Co.

10.9†	License and Supply Agreement, dated October 5, 2001, by and between Spectra Systems Corporation and Appleton Papers Inc.

10.10	Agreement, dated December 7, 2001, by and between Spectra Systems Corporation and the United States Postal Service.

10.11†	License Agreement, dated March 2, 1994, by and between Spectra Systems Corporation and Brown University Research Foundation.

10.12†	First Amendment to License Agreement, dated as of April 15, 2002, by and between Spectra Systems Corporation and Brown University Research Foundation.

10.13†	Agreement, dated March 8, 1999, by and between Spectra Systems Corporation and Crane & Co., Inc.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.14†	Marketing and Distribution Agreement, dated as of April 9, 2001, by and between Spectra Systems Corporation and Kleen-Tex Industries, Inc.

10.15†	License Agreement, dated as of December 2002, by and among Spectra Systems Corporation, MediaSec Technologies LLC, and MediaSec Technologies GmbH.

10.16†	Technology License and Supply Agreement, dated May 18, 2002, by and between Spectra Systems Corporation and De La Rue International Limited.

10.17	Amendment to Lease, dated September 30, 2002 between Heritage Building Associates, LLC and Spectra Systems Corporation.

21**	List of Subsidiaries.

23.1**	Consent of Kirkpatrick & Lockhart LLP.

23.2**	Consent of PricewaterhouseCoopers LLP, Independent Accountants, relating to Spectra Systems Corporation’s financial statements.

23.3**	Consent of PricewaterhouseCoopers LLP, Independent Accountants, relating to Hunter Associates Laboratory, Inc.’s financial statements.

23.4**	Consent of Goodwin Procter LLP.

*	To be filed by amendment.
†	Subject of confidential treatment request.
**	Previously filed.
(b)	Financial Statement Schedules

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that:

•
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

•
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island and Providence Plantations, on October 8, 2002.

SPECTRA SYSTEMS CORPORATION

By:	/s/ NABIL M. LAWANDY
Nabil M. Lawandy President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ NABIL M. LAWANDY Nabil M. Lawandy	President, Secretary, Chief Executive Officer and Chief Technology Officer, Chairman of the Board of Directors (PRINCIPAL EXECUTIVE OFFICER)	October 8, 2002

/s/ SAMUEL A. SACCO Samuel A. Sacco	Treasurer, Assistant Secretary and Chief Financial Officer (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)	October 8, 2002

/s/ PHILIP C. GALBO Philip C. Galbo	Director	October 8, 2002

/s/ CHARLES J. SILVA, JR. Charles J. Silva, Jr.	Director	October 8, 2002

/s/ ROLAND PUTON Roland Puton	Director	October 8, 2002

/s/ OUSSAMA SALAM Oussama Salam	Director	October 8, 2002

/s/ PAUL WATSON Paul Watson	Director	October 8, 2002

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement.

2.1
Asset Purchase and Sale Agreement, dated as of January 24, 2002, by and among Spectra Systems Corporation, Hunter Acquisition Corporation, Hunter Associates Laboratory, Inc., and Philip S. Hunter, Paul Hunter, Steven Hunter and Deborah Hunter.

2.2
Amendment to Asset Purchase Agreement, dated as of June 18, 2002, by and among Spectra Systems Corporation, Hunter Acquisition Corporation, Hunter Associates Laboratory, Inc., and Philip S. Hunter, Paul Hunter, Steven Hunter and Deborah Hunter.

3.1	Amended and Restated Certificate of Incorporation of Spectra Systems Corporation.

3.2	Amended and Restated By-laws of Spectra Systems Corporation.

4.1
Fourth Amended and Restated Registration Rights Agreement, dated as of September 1, 2000, by and among Spectra Systems Corporation and the holders of the Company’s Common Stock, the holders of the Company’s Series A Convertible Preferred Stock, the holders of the Company’s Series B Convertible Common Stock, the holders of the Company’s Series C Convertible Preferred Common Stock, and the holders of the Company’s Series D Convertible Preferred Stock, as amended.

4.2*	Registration Rights Agreement, dated [ ] , 2002 by and between Spectra Systems Corporation and Hunter Associates Laboratory, Inc.

4.3	2002 Stock Plan of Spectra Systems Corporation.

4.4	2002 Non-Employee Director Stock Option Policy of Spectra Systems Corporation.

4.5*	Specimen of Stock Certificate representing Spectra Systems Corporation’s common stock, par value $0.01.

4.6	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Settlement Warrant).

4.7	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Series B Financing Warrant).

4.8	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (SpectraDisc Financing Warrant).

4.9	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Second Series D Preferred Stock Financing Warrant).

4.10	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Third Series D Preferred Stock Financing Warrant).

4.11	Form of Common Stock Purchase Warrant Agreement of Spectra Systems Corporation (Fifth Series D Preferred Stock Financing Warrant).

4.12	Registration Rights Agreement, dated as of July 15, 2002, by and among Spectra Systems Corporation and the holders of the Company’s Series E Redeemable Convertible Preferred Stock.

4.13	Form of Common Stock Purchase Warrant (Series E Warrant).

5.1*	Opinion of Kirkpatrick & Lockhart LLP.

10.1	Revised and Restated Employment Agreement, made as of December 17, 1999, by and between Spectra Systems Corporation and Nabil Lawandy.

10.2	Amended and Restated Research Agreement, dated March 15, 2001, by and between Spectra Systems Corporation and SpectraDisc Corporation.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.3	Real Estate Lease for property in Providence, dated August 1999, by and between Spectra Systems Corporation and Complete Business Solutions, Inc.

10.4	Real Estate Lease for property in East Providence, dated February 28, 1997, as amended October 15, 1997 and July 27, 2000, by and between Spectra Systems Corporation and Westminster Park Partners.

10.5	Phosphor Supply Agreement, dated January 1, 1999, by and between Spectra Systems Corporation and Technical Graphics, Inc.

10.6†	Development and Sales Agreement, dated November 1999, by and between Spectra Systems Corporation and Comtec Information Systems, now known as Zebra Technologies Corporation.

10.7†	ELF Supply Agreement, dated January 1, 2001, by and between Spectra Systems Corporation and Albany International Research Co.

10.8†	License Agreement, dated as of November 7, 1997, by and between Spectra Systems Corporation and Albany International Research Co.

10.9†	License and Supply Agreement, dated October 5, 2001, by and between Spectra Systems Corporation and Appleton Papers Inc.

10.10	Agreement, dated December 7, 2001, by and between Spectra Systems Corporation and the United States Postal Service.

10.11†	License Agreement, dated March 2, 1994, by and between Spectra Systems Corporation and Brown University Research Foundation.

10.12†	First Amendment to License Agreement, dated as of April 15, 2002, by and between Spectra Systems Corporation and Brown University Research Foundation.

10.13†	Agreement, dated March 8, 1999, by and between Spectra Systems Corporation and Crane & Co., Inc.

10.14†	Marketing and Distribution Agreement, dated as of April 9, 2001, by and between Spectra Systems Corporation and Kleen-Tex Industries, Inc.

10.15†	License Agreement, dated as of December 2002, by and among Spectra Systems Corporation, MediaSec Technologies LLC, and MediaSec Technologies GmbH.

10.16†	Technology License and Supply Agreement, dated May 18, 2002, by and between Spectra Systems Corporation and De La Rue International Limited.

10.17	Amendment to Lease, dated September 30, 2002 between Heritage Building Associates, LLC and Spectra Systems Corporation.

21**	List of Subsidiaries.

23.1**	Consent of Kirkpatrick & Lockhart LLP.

23.2**	Consent of PricewaterhouseCoopers LLP, Independent Accountants, relating to Spectra Systems Corporation’s financial statements.

23.3**	Consent of PricewaterhouseCoopers LLP, Independent Accountants, relating to Hunter Associates Laboratory, Inc.’s financial statements.

23.4**	Consent of Goodwin Procter LLP.

*	To be filed by amendment.
†	Subject of confidential treatment request.
**	Previously filed.